Exhibit 99.1

Media Inquiries:	Investor Inquiries:

Marijke Shugrue	Matt Booher

908-953-7643	908-953-7500

mshugrue@avaya.com	mbooher@avaya.com

Avaya Appoints Dave Vellequette as Senior Vice President and Chief Financial Officer

For release: Wednesday, August 15, 2012

BASKING RIDGE, NJ—Avaya, a global provider of business communications and collaboration systems, software and services, today announced the appointment of Dave Vellequette as senior vice president and chief financial officer. In this role, Vellequette replaces Anthony Massetti, who is departing Avaya. Vellequette joins the Avaya Executive Council and will report to CEO Kevin Kennedy.

“Dave’s deep financial expertise and track record of success make him an excellent addition to Avaya’s senior leadership team,” said Kevin J. Kennedy, president and CEO, Avaya. “As Avaya continues to focus on serving our customers and maintaining industry leadership with compelling business collaboration and communications solutions, Dave’s experience in diverse technology companies will be a significant asset in advancing our strategy.”

Vellequette was most recently the chief financial officer of JDS Uniphase Corporation (JDSU), a role he held since June 2005. He joined JDSU in 2004 as vice president and operations controller. Prior to joining JDSU, Vellequette was vice president of worldwide sales and service operations at Openwave Systems. Between 1992 and 2002, he held positions of increasing responsibility at Cisco Systems, first as corporate controller of StrataCom Corporation (acquired by Cisco in 1996) and later as vice president of finance supporting Cisco’s service provider line of business.

About Avaya

Avaya is a global provider of business collaboration and communications solutions, providing unified communications, contact centers, networking and related services to companies of all sizes around the world. For more information please visit www.avaya.com.

Certain statements contained in this press release are forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or other similar terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a list and description of such risks and uncertainties, please refer to Avaya’s filings with the SEC that are available at www.sec.gov. Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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